CERTIFICATE

      The  undersigned, Controller of SMITH BARNEY
INSTITUTIONAL CASH MANAGEMENT FUND, INC. (the "Fund"), hereby certifies that the Fund has received full payment, in accordance with the provisions of its Prospectus, for 2,286,363,214 shares of common stock, par value $.00001 per share, the sales of which are reported in the Fund's
Rule 24f-2 Notice covering the fiscal year ended May 31, 1996 and that the facts otherwise stated in such Notice are true.


                                   Irving David
                                   Controller

Dated:                   November 25, 1996